1105 Peters Road Harvey, Louisiana 70058 (504) 362-4321 Fax (504) 362-4966 NYSE: SPN
FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations,
504-362-4321
Superior Energy Services Announces Second Quarter 2008 Results
Results Include All-Time High Quarterly Revenue from International Markets
Harvey, La. – July 30, 2008 — Superior Energy Services, Inc. (NYSE: SPN) today announced net income of $73.9 million and diluted earnings per share of $0.89 on revenues of $457.7 million for the second quarter of 2008, as compared to net income of $70.1 million, or $0.85 diluted earnings per share on revenues of $396.8 million for the second quarter of 2007. Excluding a gain on sale of a business and non-cash, unrealized losses from hedging contracts impacting the Company’s earnings (losses) from equity method investments, adjusted net income for the second quarter of 2008 was $84.7 million, or $1.02 diluted earnings per share.
Operating factors impacting the quarter as compared to the most recent quarter (first quarter 2008) include the following:
•	Well Intervention revenue increased 27% primarily due to increases in demand for production-related services such as electric line, coiled tubing and pumping and stimulation as well as a full quarter contribution from work on the previously announced $750 million wreck removal project.

•	Rental Tool revenue increased 3% largely due to increased rentals of drilling-related tools in the Gulf of Mexico and certain international market areas.

•	Marine revenues increased 13% due to higher utilization across most liftboat classes reflecting a seasonal increase in Gulf of Mexico activity.

•	International revenue increased 13% to a quarterly record of $86 million due to increases in well control work and rentals of drill pipe, specialty tubulars and stabilization equipment.

•	Gulf of Mexico revenue increased 8% to $246 million as a result of increases as revenue grew in all three segments. Domestic land revenue decreased 9% to $126 million due to the completion of certain well intervention and rental tools projects. Domestic land revenue from core well intervention services such as electric line and coiled tubing increased over the most recent quarter.

Terence Hall, Chairman and CEO of Superior, stated, “We grew our quarterly revenue and operating income (excluding adjustments) to all-time high levels while replacing the earnings from our divested oil and gas business with earnings from our core oilfield service businesses. Higher demand for existing products and services as well as the continued execution of our geographic diversification strategy drove our performance. This resulted in significant growth in our well intervention and rental tools segments sequentially and year-over-year. In addition, our quarterly international revenue was at an all-time high as we expanded into new markets in Latin America and Europe. The near-term outlook is extremely positive given the trend of increasing demand we experienced during the second quarter coupled with anticipated growth in domestic land drilling activity and capital spending by our customers in the second half of the year.”
For the six months ended June 30, 2008, revenue was $899.0 million and net income was $176.0 million or $2.12 diluted earnings per share, as compared to revenue of $759.7 million and net income of $134.1 million or $1.63 diluted earnings per share for the six months ended June 30, 2007.
Well Intervention Group Segment
Second quarter revenue for the Well Intervention Group was a record $296.9 million, a 27% increase from the first quarter of 2008 and a 56% increase from the second quarter of 2007. Income from operations was $78.2 million, or 26% of segment revenue as compared to $50.8 million, or 22% of segment revenue, in the first quarter of 2008. The primary drivers for the sequential and year-over-year revenue growth was an increase in project management and marine engineering services as the Company completed its first full quarter of field operations associated with the previously announced wreck removal project. In addition, sequential improvement was due to higher utilization of coiled tubing and electric line services in certain domestic land markets, increased Gulf of Mexico activity for electric line, pumping and stimulation, hydraulic workover/snubbing, and plug and abandonment services, and increased well control work in international markets.
Rental Tools Segment
Revenue of $134.8 million was 3% higher than the first quarter of 2008 and 9% higher than the second quarter of 2007. Income from operations was $47.5 million, or 35% of segment revenue, compared to $45.8 million, or 35% of segment revenue in the first quarter of 2008. Excluding a $3.3 million gain on sale of business in the first quarter of 2008, the operating margin percentage increased sequentially by 3% due to the increase in higher margin rentals of stabilization equipment, drill pipe and accessories. The segment benefitted from an increase in the number of rigs drilling for oil and natural gas. As a result, demand for stabilization equipment increased in all three major market areas (Gulf of Mexico, domestic land and international). Demand also increased for drill pipe and other specialty tubular products in the Gulf of Mexico and internationally in Brazil, Colombia and Venezuela.
Marine Segment
Superior’s marine revenue was $26.0 million, a 13% increase from the first quarter of 2008 and a 26% decrease from the second quarter of 2007. Income from operations was $1.4 million, or 6% of segment revenue, down from $2.6 million, or 11% of segment revenue in the first quarter of

2008. Average daily revenue in the second quarter was approximately $286,000, inclusive of subsistence revenue, as compared to $254,000 per day in the first quarter of 2008. Average fleet utilization was 57% as compared to 49% in the first quarter of 2008 and 77% in the second quarter of 2007. Utilization increased each month during the quarter as most liftboat classes experienced higher utilization compared to the most recent quarter. However, operating expenses increased due to higher boat maintenance expense and labor costs.
Liftboat Average Dayrates and Utilization by Class Size
Three Months Ended June 30, 2008
($ actual)

		Average
Class	Liftboats	Dayrate	Utilization
145'-155'	11	$8,375	48.0%
160'-175'	7	11,296	40.4%
200'	5	16,704	73.0%
230'-245'	3	24,560	75.5%
250'	2	35,643	91.8%
Equity-Method Investment
Income (losses) in equity-method investment includes the Company’s remaining interest in SPN Resources, LLC and the Company’s 40% investment in Beryl Oil and Gas. The $7.8 million loss from equity-method investments in the second quarter of 2008 includes $19.9 million, pre-tax, of the Company’s share of non-cash unrealized losses associated with mark-to-market changes in the value of outstanding hedging contracts put in place by SPN Resources, LLC. The loss was due to significant increases in natural gas and oil prices, the volatility of which makes these changes unpredictable.  The contracts were put in place subsequent to the sale of the Company’s 75% interest in SPN Resources. The Company’s equity-method investments performed as expected, exclusive of the unrealized loss.
Conference Call Information
The Company will host a conference call at 10 a.m. Central Time on Thursday, July 31, 2008. The call can be accessed from Superior’s website at www.superiorenergy.com, or by telephone at 303-262-2190. For those who cannot listen to the live call, a telephonic replay will be available through Friday, August 8, 2008 and may be accessed by calling 303-590-3000 and using the pass code 11116473#. An archive of the webcast will be available after the call for a period of 60 days on http://www.superiorenergy.com.
Superior Energy Services, Inc. serves the drilling and production needs of oil and gas companies worldwide through its brand name rental tools and its integrated well intervention services and tools, supported by an engineering staff who plan and design solutions for customers. Offshore projects are delivered by the Company’s fleet of modern marine assets.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.
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SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three and Six Months Ended June 30, 2008 and 2007
(in thousands, except earnings per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Oilfield service and rental revenues	$457,655	$348,589	$843,974	$674,484
Oil and gas revenues	—	48,164	55,072	85,193

Total revenues	457,655	396,753	899,046	759,677

Cost of oilfield services and rentals	222,097	162,973	413,229	305,402
Cost of oil and gas sales	—	18,833	12,986	36,891

Total cost of services, rentals and sales	222,097	181,806	426,215	342,293

Depreciation, depletion, amortization and accretion	41,954	45,242	83,833	84,086
General and administrative expenses	66,426	53,824	136,032	104,683
Gain on sale of business	3,058	—	40,946	—

Income from operations	130,236	115,881	293,912	228,615

Other income (expense):
Interest expense, net	(6,956)	(7,534)	(15,072)	(15,233)
Earnings (losses) from equity-method investments, net	(7,765)	1,164	(3,808)	(3,842)

Income before income taxes	115,515	109,511	275,032	209,540

Income taxes	41,586	39,424	99,012	75,434

Net income	$73,929	$70,087	$176,020	$134,106

Basic earnings per share	$0.92	$0.86	$2.18	$1.66

Diluted earnings per share	$0.89	$0.85	$2.12	$1.63

Weighted average common shares used in computing earnings per share:
Basic	80,749	81,047	80,762	80,841

Diluted	82,942	82,562	82,918	82,379

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2008 AND DECEMBER 31, 2007
(in thousands)

	6/30/2008	12/31/2007
	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$119,132	$51,649
Accounts receivable, net	391,400	343,334
Current portion of notes receivable	—	15,584
Prepaid expenses	22,273	19,641
Other current assets	45,693	40,797

Total current assets	578,498	471,005

Property, plant and equipment, net	1,002,436	1,086,408
Goodwill, net	487,243	484,594
Notes receivable	—	16,732
Equity-method investments	72,354	56,961
Intangible and other long-term assets, net	138,513	141,549

Total assets	$2,279,044	$2,257,249

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$69,648	$69,510
Accrued expenses	135,189	177,779
Income taxes payable	36,367	7,520
Current portion of decommissioning liabilities	—	36,812
Current maturities of long-term debt	810	810

Total current liabilities	242,014	292,431

Deferred income taxes	154,322	163,338
Decommissioning liabilities	—	88,158
Long-term debt	710,987	711,151
Other long-term liabilities	26,178	21,492

Total stockholders’ equity	1,145,543	980,679

Total liabilities and stockholders’ equity	$2,279,044	$2,257,249

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Segment Highlights
Three months ended June 30, 2008, March 31, 2008 and June 30, 2007
(Unaudited)
(in thousands)

	Three months ended,
Revenue	June 30, 2008	March 31, 2008	June 30, 2007
Well Intervention	$296,891	$234,115	$190,542
Rental Tools	134,773	130,327	123,736
Marine	25,991	23,089	35,162
Oil and Gas	—	55,072	48,164
Less: Oil and Gas Eliminations (2)	—	(1,212)	(851)

Total Revenues	$457,655	$441,391	$396,753

	Three months ended,
Gross Profit (1)	June 30, 2008	March 31, 2008	June 30, 2007
Well Intervention	$135,410	$101,716	$81,093
Rental Tools	93,438	86,227	84,718
Marine	6,710	7,244	19,805
Oil and Gas	—	42,086	29,331

Total Gross Profit	$235,558	$237,273	$214,947

	Three months ended,
Income from Operations	June 30, 2008	March 31, 2008	June 30, 2007
Well Intervention	$78,202	$50,778	$42,111
Rental Tools (3)	47,531	45,757	46,640
Marine	1,445	2,578	15,212
Oil and Gas (4)	3,058	64,563	11,918

Total Income from Operations	$130,236	$163,676	$115,881

(1)	Gross profit is calculated by subtracting cost of services (exclusive of depreciation, depletion, amortization and accretion) from revenue for each of the Company’s segments.

(2)	Oil and gas eliminations represent products and services from the company’s segments provided to the Oil and Gas Segment.

(3)	Income from operations in the Rental Tools Segment for the three months ended March 31, 2008 includes a gain on sale of business of $3.3 million.

(4)	Income from operations in the Oil and Gas Segment for the three months ended June 30, 2008 includes a gain on sale of business of $3.1 million, and for the three months ended March 31, 2008 includes a gain on sale of business of $34.1 million, one-time incremental general and administrative expenses of $4.5 million, and a reduction of depreciation, depletion, and amortization of $9.7 million related to assets held for sale.